Exhibit 10.3
BURKE & HERBERT FINANCIAL SERVICES CORP.
2023 STOCK INCENTIVE PLAN
NOTICE OF GRANT OF PERFORMANCE RESTRICTED STOCK UNITS AWARD

Burke & Herbert Financial Services Corp., pursuant to its 2023 Stock Incentive Plan (the “Plan”), hereby grants to the individual listed below (the “Participant”) this award of Performance Restricted Stock Units. The Performance Restricted Stock Units described in this Notice of Grant of Performance Restricted Stock Units Award (the “Notice”) are subject to the terms and conditions set forth in the Award Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which is incorporated herein by reference. Unless otherwise defined herein, capitalized terms used in this Notice and the Agreement will have the meanings defined in the Plan.

Participant:	[Name]
Grant Date:	[Grant Date]
Target Number of Performance Restricted Stock Units (“Target Units”):	[#]

By signing below, the Participant agrees to be bound by the terms and conditions of the Plan, the Agreement, and this Notice. This document may be executed, including by electronic means, in multiple counterparts, each of which will be deemed an original, and all of which together will be deemed a single instrument.

BURKE & HERBERT FINANCIAL SERVICES CORP.
Sign: _______________________________
Name: ______________________________
Title: _______________________________
Date: _______________________________

PARTICIPANT

Sign: _______________________________
Name: ______________________________
Date: _______________________________
168283094v8

EXHIBIT A
AWARD AGREEMENT

1.Grant of Award. Effective as of the Grant Date set forth in the Notice, the Company has granted to the Participant an award of Performance Restricted Stock Units (the “Award”), which may become banked and vested subject to the restrictions and on the terms and conditions set forth in the Notice, the Plan, and this Agreement. Each Performance Restricted Stock Unit (“PRSU”) represents the right to receive one Share, subject to the terms and conditions set forth herein.
2.Vesting Conditions. The PRSUs may be banked and become vested subject to the fulfillment of the performance vesting and time vesting conditions described below.
3.Performance Vesting Conditions.
(a)Between 0% to 150% of the Target Units may be banked based upon the Company’s EPS performance during the period between [ ] [ ], 2024 (the “Merger Closing Date”) and December 31, 2024. “EPS” is defined as GAAP earnings per share on a diluted basis.

Performance Level	EPS	Percentage of Target Units that are Banked
Maximum	$[XX.XX] or More	150%
Target	$[XX.XX]	100%
Threshold	$[XX.XX]	80%
Below Threshold	Less than $[XX.XX]	0%

(b)Straight-line interpolation will be used to determine the percentage of Target Units that are banked when EPS performance falls between “Threshold” and “Target” or “Target” and “Maximum.” Any fractional Share will be rounded to the next whole Share.
(c)The Committee shall determine the number of Target Units that are banked, if any, as soon as administratively practicable in calendar year 2025. The number of Target Units that become banked hereunder, if any, are referred to as the “Banked Units.” All remaining PRSUs that are not banked shall be forfeited automatically.
(d)Notwithstanding anything herein to the contrary, the Committee may adjust the amount of PRSUs banked hereunder to eliminate the effect of non-recurring events or extraordinary or special items, including without limitation, legal settlements, regulatory settlements, new legislation, changes in accounting principles, changes to capital structure, mergers, acquisitions, divestitures, and reorganizations.

168283094v7

4.Time Vesting Conditions. One-third of the Banked Units will become vested on each of the first anniversary of the Merger Closing Date (the “First Vesting Date”), the second anniversary of the Merger Closing Date and the third anniversary of the Merger Closing Date (the “Third Vesting Date”), in each case subject to the Participant’s continued service to the Company through the applicable vesting date. Solely for purposes of this Agreement, service with the Company will be deemed to include service with an Affiliate of the Company (for only so long as such entity remains an Affiliate of the Company).
5.Cessation of Service. Notwithstanding anything in the Participant’s employment agreement to the contrary, the treatment of this Award upon the Participant’s cessation of service with the Company will be governed by the following terms and conditions.
(a)Upon the cessation of the Participant’s service with the Company prior to the First Vesting Date for any reason, all of the PRSUs will be forfeited automatically and the Participant will have no further rights hereunder.
(b)If the Participant’s service with the Company ceases on or after the First Vesting Date but prior to the Third Vesting Date due to the Participant’s death, Disability, termination by the Company without Cause, [or resignation by the Participant for Good Reason]1, then subject to the Release Requirement described herein, the Banked Units that are scheduled to vest on the vesting date next following that cessation shall vest as of the date of such cessation on a pro-rata basis, based upon the number of days the Participant was in service with the Company since the immediately preceding vesting date. Any remaining Banked Units shall be forfeited automatically upon the Participant’s cessation of service. The “Release Requirement” shall mean that, within forty-five (45) days following the Participant’s cessation of service, the Participant (or the Participant’s personal representative, estate, and/or beneficiaries, if applicable) has executed a general release of claims against the Company and its affiliates in a form prescribed by the Company and such release has become irrevocable in accordance with its terms. If the Release Requirement has not been timely satisfied, then any Banked Units that would have otherwise vested under this Section 5(b) will be forfeited automatically and the Participant will have no further rights hereunder.
(c)Upon the cessation of the Participant’s service with the Company for Cause (or a resignation by the Participant at such time as the Company could have terminated the Participant’s service for Cause), (i) any unvested PRSUs (whether or not banked) will be forfeited automatically, and (ii) any vested Banked Units for which Shares have not yet been delivered will also be forfeited automatically and the Participant will have no further rights hereunder.
(d)Unless otherwise provided in the discretion of the Committee, upon the cessation of the Participant’s service with the Company for any other reason, any unvested PRSUs (whether or not banked) will be forfeited automatically and the Participant will have no further rights hereunder.
(e)For purposes of this Agreement:
(i) “Cause” shall mean “Cause” or “Just Cause,” as defined in the Participant’s employment agreement with the Company. If the Participant does not have an employment agreement with the Company, or such employment agreement does not specifically define “Cause” or “Just Cause,” then “Cause” shall have the meaning prescribed in the Plan.
1 Include for Messrs. Boyle, Halyama, Maddy, Tissue and Ritchie.

(ii)“Disability” shall have the meaning ascribed to such term in the Participant’s employment agreement with the Company. If the Participant does not have an employment agreement with the Company, or such employment agreement does not specifically define “Disability,” then “Disability” shall have the meaning prescribed in the Plan.
(iii)[“Good Reason” shall have the meaning ascribed to such term in the Participant’s employment agreement with the Company.]2
6.Settlement of Award.
(a)One Share will be delivered with respect to each vested Banked Unit within sixty (60) days following the applicable vesting date or event.
(b)The award of PRSUs constitutes an unfunded and unsecured obligation of the Company. The Participant shall not have any stockholder rights or privileges, including voting or dividend rights, with respect to the Shares underlying the PRSUs, in each case, unless and until a PRSU is banked and vests and a Share is delivered with respect thereto.
(c)In the event of the death of the Participant, any amounts payable hereunder (if any) will be paid to the “Designated Beneficiary” as identified in the then-current group term life insurance policy maintained by the Company, or if there is no such “Designated Beneficiary,” to the Participant’s estate.
(d)Notwithstanding the foregoing, to the extent provided in Prop. Treas. Reg. § 1.409A-1(b)(4)(ii) or any successor provision, the Company may delay settlement of PRSUs if it reasonably determines that such settlement would violate federal securities laws or any other Applicable Law.
7.Dividends. If the Company declares and pays a cash dividend or distribution with respect to its Shares on or following the Grant Date, any Banked Units with respect to which Shares have not been delivered (“Outstanding Banked Units”), whether vested or unvested, will be credited with an amount of cash equal to the value of such cash dividend or distribution. Additional cash credited under this Section 7 will be subject to the same vesting and settlement terms as the Outstanding Banked Units to which such cash amount relates.
8.[Restrictive Covenant Agreement. In consideration for the grant of the Award, the Participant agrees to execute the Non-Disclosure and Restrictive Covenant Agreement set forth in Appendix A to this Agreement and to comply with the provisions contained therein. The Award is granted contingent upon the Participant executing such Non-Disclosure and Restrictive Covenant Agreement.]3 [Reserved.]4
9.Non-Transferability of Award. The Award is subject to restrictions on transfer as set forth in Section 17 of the Plan.
10.Section 409A. The Award is intended to be exempt from Section 409A of the Code and should be interpreted accordingly. Nonetheless, the Company does not guarantee the tax treatment of the Award.
2 Include for Messrs. Boyle, Halyama, Maddy, Tissue and Ritchie.
3 Include for all participants other than Messrs. Boyle, Halyama, Maddy, Tissue and Ritchie.
4 Include for Messrs. Boyle, Halyama, Maddy, Tissue and Ritchie.

11.No Gross-Up. Any gross-up payment to which the Participant may be entitled under the Participant’s employment agreement with the Company will not cover (or otherwise take into account) any amounts payable hereunder.
12.No Right to Continued Service. Neither the Plan nor this Award will confer upon the Participant any right to continue in the employment or service of the Company or any of its Affiliates, or limit in any respect the right of the Company or its Affiliates to discharge the Participant at any time, with or without Cause.
13.The Plan. The Participant has received a copy of the Plan, has read the Plan and is familiar with its terms, and hereby accepts the Award subject to the terms and provisions of the Plan. Pursuant to the Plan, the Committee is authorized to interpret the Plan and any awards issued under the Plan. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee with respect to questions arising under the Plan, the Notice, or this Agreement.
14.Clawback Provisions. In consideration for the grant of the Award, the Participant agrees to be subject to (i) any compensation, clawback, recoupment or similar policies of the Company or its Affiliates covering the Participant that may be in effect from time to time (including, without limitation, the Burke & Herbert Financial Services Corp. Clawback Policy), whether adopted before or after the Grant Date, and (ii) to such other clawback measures as may be required by Applicable Law ((i) and (ii) together, the “Clawback Provisions”). The Participant understands that the Clawback Provisions are not limited in their application to the Award, or to any equity or cash the Participant may receive in connection with the Award. In addition, the Committee reserves the right to reduce amounts payable hereunder by an amount equal to the losses incurred by the Company and its affiliates due to the fraud or malfeasance of the Participant (whether due to an action or failure to act on the part of the Participant), including legal and other costs associated with that loss.
15.Other Company Policies. The Participant agrees, in consideration for the grant of the Award, to be subject to any policies of the Company and its Affiliates regarding stock ownership, securities trading, anti-hedging and anti-pledging of securities, and other similar policies, that may be in effect from time to time, or as may otherwise be required by Applicable Law.
16.Entire Agreement. This Award constitutes the “2024 EPS PRSU Award” as described in the Company’s 2024-2025 Merger Incentive Plan (the “Merger Plan”). The Notice, and this Agreement, together with the Plan, represent the entire agreement between the parties with respect to the subject matter hereof and supersede the Merger Plan and any prior agreement, written or otherwise, relating to the subject matter hereof.
17.Acknowledgment of Non-Reliance. Except for those representations and warranties expressly set forth in this Agreement, the Participant hereby disclaims reliance on any and all representations, warranties, or statements of any nature or kind, express or implied, including, but not limited to, the accuracy or completeness of such representations, warranties, or statements.
18.Amendment. This Agreement may only be amended by a writing signed by each of the parties hereto; provided that the Company may amend this Agreement without the Participant’s consent, if the amendment does not materially impair the Participant’s rights hereunder.
19.Choice of Law. This Agreement, the interpretation and enforcement thereof and all claims arising out of or relating to this Agreement or the transactions contemplated by this Agreement, whether sounding in tort, contract or otherwise, shall be governed solely and exclusively by, and construed in accordance with, the laws and judicial decisions of the Commonwealth of Virginia without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws and judicial decisions of any jurisdiction other than the Commonwealth of Virginia.
20.Forum Selection. All actions and proceedings arising out of or relating to this Agreement, or the transactions contemplated by this Agreement, shall be heard and determined solely and exclusively in the Circuit Court for the City of Alexandria in the Commonwealth of Virginia or the Alexandria Division of the United States District Court for the Eastern District of Virginia, chosen at the option of the Company and to which the Participant has no objection. The Participant consents to personal jurisdiction in Virginia.
21.Waiver of Jury Trial. Each party hereby waives its right to a jury trial of any and all claims or cause of actions based upon or arising out of this Agreement or the transactions contemplated by this Agreement.  Each party hereby acknowledges and agrees that the waiver contained in this Section 21 is made knowingly and voluntarily.
22.Headings. The headings in this Agreement are for convenience only. They form no part of the Agreement and will not affect its interpretation.
23.Tax Withholding. In accordance with Section 18 of the Plan, the obligations of the Company hereunder are conditioned on the Participant timely paying, or otherwise making arrangements satisfactory to the Company regarding the timely satisfaction of, any tax withholding requirements.
24.Electronic Delivery of Documents. The Participant authorizes the Company to deliver electronically any prospectuses or other documentation related to the Award and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, reports, proxy statements or other documents that are required to be delivered to participants in such arrangements pursuant to federal or state laws, rules or regulations). For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s intranet site or the website of a third-party administrator designated by the Company. Upon written request, the Company will provide to the Participant a paper copy of any document also delivered to the Participant electronically. The authorization described in this Section 24 may be revoked by the Participant at any time by written notice to the Company.
25.Further Assurances. The Participant agrees, upon demand of the Company, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company to implement the provisions and purposes of this Agreement and the Plan.

APPENDIX A
[NON-DISCLOSURE AND RESTRICTIVE COVENANT AGREEMENT]5

5 Include for participants other than Messrs. Boyle, Halyama, Maddy, Tissue and Ritchie.